Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors
mdaniel@bassettfurniture.com

Peter D. Morrison
Vice President of Communications
For Immediate Release
(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Second Quarter Results

(Bassett, Va.) – July 1, 2021 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its second quarter ended May 29, 2021.

Fiscal 2021 Second Quarter Highlights

(Dollars in millions)

	Sales				Operating Income (Loss)
	2nd Qtr		Dollar	%	2nd Qtr	% of	2nd Qtr	% of
	2021	2020	Change	Change	2021	Sales	2020	Sales
Consolidated (1)	$124.1	$63.8	$60.3	94.4%	$8.4	6.8%	$(31.2)	-48.9%

Wholesale	$76.0	$33.1	$42.9	129.7%	$5.4	7.0%	$(7.4)	-22.3%

Retail	$62.5	$33.2	$29.3	88.4%	$1.7	2.6%	$(9.2)	-27.6%

Logistical Services	$22.2	$15.3	$7.0	45.8%	$1.3	5.8%	$(1.8)	-12.1%

(1) Our consolidated results include certain intercompany eliminations. See Table 4, “Segment Information” below for an illustration of the effects of these intercompany eliminations on our consolidated sales and operating income (loss).

Consolidated revenue of $124.1 million for our second quarter represented a 94% increase as compared to the pandemic impacted quarter in 2020 and 15% as compared to 2019. Similarly, strong wholesale orders of $96.0 million for the period increased by 172% versus 2020 and by 51% compared to the pre-pandemic 2019 second quarter. As we battle an extremely tight labor market and continued supply chain disruptions, we strive to chip away at our huge order backlog that grew by another $19 million over the three months. Adding to the complexity is the inflationary raw material spiral that we have confronted this year, leading to our unprecedented action of levying three general price increases since our fiscal year began in December. Amidst this unsettled environment, we were pleased to record an $8.4 million operating profit compared to last year’s loss. EPS advanced to $0.60 per share for the quarter against the COVID-19 affected loss of ($2.04) in 2020.

Again, our obvious focus is centered on the reduction of our backlog and returning to a semblance of normalcy in our service levels as soon as possible. Although our cancellation rate has not spiked significantly to date, it is a natural concern. At the recent High Point Furniture Market, we were actually thanked several times for our ability to deliver goods more quickly than the apparent current industry standard, which underscores just how compromised lead times actually are today. Aside from working massive amounts of overtime, the early June opening of our new upholstery production facility in Newton, NC will provide some immediate relief to a portion of the situation. With the polyurethane foam shortage largely behind us, our current raw material bottlenecks lie in the thousands of yards of decorative fabrics that our suppliers owe us. Our production managers have done a great job in shuffling our daily schedules to produce what they can based on the materials that they actually possess. Notwithstanding all the complications of the post-pandemic economy, our wholesale team produced a 7.0% operating margin for the period as our wood, upholstery, and outdoor divisions turned in performances significantly better than 2020 and 2019.

Another aspect of the current disorder is the state of the industry’s logistics model. The strong business that has characterized the past 13 months has overwhelmed the furniture trucking segment. There is currently a dearth of warehouse space, warehouse labor, and over the road trailers to handle shipping backlogs. Consequently, even after the goods have been manufactured, there are accompanying lags in logistics service that could represent several weeks of further delay. Exacerbating this state of affairs is the global shortage of shipping containers that continues to plague our sector. Our Zenith Logistics team has performed at a high level in dealing with the cumulative effect of these daily challenges by generating $1.3 million of operating profit for the quarter despite spiraling warehousing labor costs and procuring over 400 trailers on short term leases to combat the equipment shortage. Longer term we are motivated by prospects of our recent regional warehouse model that is showing great promise. Over the past six months we have experimented with keeping some of our best sellers closer to the U.S. population centers for quicker delivery. When we have been able to have these goods in inventory, we have seen significant upticks in rates of sale, which bodes well for our plan to expand this model as product availability becomes normalized.

As mentioned, wholesale orders increased dramatically during the quarter with all channels showing growth. Leading the way was our Bassett Design Center (BDC) network, part of our open market wholesale business, with increases of 212% and 87%, respectively, compared to 2020 and 2019. Another big part of the overall open market increase was the continuing rise of the Bassett Club Level program, which grew by 328% versus 2019. Dedicated Bassett-branded distribution in the form of the Bassett Home Furnishings network and BDC’s represented 67% of wholesale sales for the period. Once again, our corporate retail division was not able to deliver goods to the home at the rate that they were sold in the stores. Our digital outreach strategies continued to bear fruit as visitors to our website grew by 51% in the quarter. Store traffic, which has declined for the past few years, has held steady since business returned after the stores reopened last May. Still, our corporate retail turned in a profit of $1.6 million while continuing to add to its already large order backlog. Finally, we are excited by the combined results of the Lane Venture and Bassett Outdoor sales strategies as they combined for a 122% increase to 2020 and 124% to 2019. Much of the new business came from our Alabama metal facility that we purchased in 2019.

Summing it all up for the quarter, we wrote more wholesale business than we had in many years, back to when we operated a much larger domestic manufacturing footprint in the pre-globalization days. While retiring $2.4 million of stock and paying our quarterly dividend, we ended May with $63.5 million of cash and short-term investments and no debt. There are many cost pressures and raw material lead times remain long. But we have a very large backlog and our most recent big sales event around Memorial Day was very strong. Taking all of those positives and negatives into account, we remain encouraged concerning our prospects for the remainder of 2021.

Robert H. Spilman, Jr., Chairman and CEO

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 97 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes stylish, custom-built furniture that features the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the second fiscal quarter of 2021, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions (including, without limitation, the effects on revenue, supply and demand resulting from the duration and extent of the COVID-19 pandemic) and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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Table 1
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations - unaudited
(In thousands, except for per share data)

	Quarter Ended				Six Months Ended
	May 29, 2021		May 30, 2020		May 29, 2021		May 30, 2020
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Sales revenue:
Furniture and accessories	$109,997		$53,000		$211,652		$151,942
Logistical services	14,062		10,801		26,080		23,979
Total sales revenue	124,059	100.0%	63,801	100.0%	237,732	100.0%	175,921	100.0%

Cost of furniture and accessories sold	52,911	42.6%	29,452	46.2%	101,163	42.6%	74,722	42.5%

Selling, general and administrative expenses	50,001	40.3%	37,730	59.1%	97,843	41.2%	90,027	51.2%
Cost of logistical services	12,768	10.3%	12,643	19.8%	24,326	10.2%	24,986	14.2%
Asset impairment charges	-	0.0%	12,184	19.1%	-	0.0%	12,184	6.9%
Goodwill impairment charge	-	0.0%	1,971	3.1%	-	0.0%	1,971	1.1%
Litigation expense	-	0.0%	1,050	1.6%	-	0.0%	1,050	0.6%
Income (loss) from operations	8,379	6.8%	(31,229)	-48.9%	14,400	6.1%	(29,019)	-16.5%

Other loss, net	(332)	-0.3%	(765)	-1.2%	(669)	-0.3%	(1,127)	-0.6%
Income (loss) before income taxes	8,047	6.5%	(31,994)	-50.1%	13,731	5.8%	(30,146)	-17.1%

Income tax provision (benefit)	2,073	1.7%	(11,642)	-18.2%	3,746	1.6%	(11,004)	-6.3%
Net income (loss)	$5,974	4.8%	$(20,352)	-31.9%	$9,985	4.2%	$(19,142)	-10.9%

Basic earnings (loss) per share	$0.60		$(2.04)		$1.01		$(1.92)

Diluted earnings (loss) per share	$0.60		$(2.04)		$1.01		$(1.92)

Table 2
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
Assets	May 29, 2021	November 28, 2020
Current assets
Cash and cash equivalents	$45,776	$45,799
Short-term investments	17,715	17,715
Accounts receivable, net	25,882	22,340
Inventories, net	67,301	54,886
Recoverable income taxes	7,789	9,666
Other current assets	12,008	10,272
Total current assets	176,471	160,678

Property and equipment, net	92,581	90,917

Other long-term assets
Deferred income taxes, net	3,362	4,587
Goodwill and other intangible assets	23,637	23,827
Right of use assets under operating leases	116,357	116,903
Other	6,071	5,637
Total long-term assets	149,427	150,954
Total assets	$418,479	$402,549

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$28,522	$23,426
Accrued compensation and benefits	14,124	16,964
Customer deposits	47,911	39,762
Current portion of operating lease obligations	27,358	27,078
Other current liabilities and accrued expenses	12,534	11,141
Total current liabilities	130,449	118,371

Long-term liabilities
Post employment benefit obligations	12,398	12,089
Long-term portion of operating lease obligations	109,832	111,972
Other long-term liabilities	5,538	2,087
Total long-term liabilities	127,768	126,148

Stockholders’ equity
Common stock	49,262	49,714
Retained earnings	112,325	109,710
Accumulated other comprehensive loss	(1,325)	(1,394)
Total stockholders' equity	160,262	158,030
Total liabilities and stockholders’ equity	$418,479	$402,549

Table 3
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - unaudited
(In thousands)

	Six Months Ended
	May 29, 2021	May 30, 2020
Operating activities:
Net income (loss)	$9,985	$(19,142)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	6,893	7,239
Gain on lease modification	-	(152)
Asset impairment charges	-	12,184
Goodwill impairment charges	-	1,971
Inventory valuation charges	1,100	2,936
Bad debt valuation charges (recoveries)	(43)	1,074
Deferred income taxes	1,201	(521)
Other, net	255	673
Changes in operating assets and liabilities
Accounts receivable	(3,399)	2,483
Inventories	(13,515)	883
Other current and long-term assets	25	(9,091)
Right of use assets under operating leases	12,558	14,810
Customer deposits	8,149	(2,150)
Accounts payable and other liabilities	2,775	(2,670)
Obligations under operating leases	(13,934)	(16,274)
Net cash provided by (used in) operating activities	12,050	(5,747)

Investing activities:
Purchases of property and equipment	(3,483)	(1,791)
Proceeds from sale of property and equipment	96	2,345
Purchase of investments	-	(241)
Other	(335)	(211)
Net cash provided by (used in) investing activities	(3,722)	102

Financing activities:
Cash dividends	(4,954)	(1,258)
Proceeds from the exercise of stock options	42	-
Other issuance of common stock	172	157
Repurchases of common stock	(2,925)	(1,241)
Taxes paid related to net share settlement of equity awards	(219)	(215)
Repayments of finance lease obligations	(467)	(50)
Net cash used in financing activities	(8,351)	(2,607)
Change in cash and cash equivalents	(23)	(8,252)
Cash and cash equivalents - beginning of period	45,799	19,687

Cash and cash equivalents - end of period	$45,776	$11,435

Table 4
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - unaudited
(In thousands)

	Quarter Ended		Six Months Ended
	May 29, 2021	May 30, 2020	May 29, 2021	May 30, 2020
Sales Revenue
Wholesale sales of furniture and accessories	$76,034	$33,128	$146,298	$98,145
Less: Sales to retail segment	(28,520)	(13,299)	(57,524)	(45,220)
Wholesale sales to external customers	47,514	19,829	88,774	52,925
Retail sales of furniture and accessories	62,483	33,171	122,878	99,017
Consolidated net sales of furniture and accessories	109,997	53,000	211,652	151,942

Logistical services revenue	22,244	15,259	42,325	36,574
Less: Services to wholesale segment	(8,182)	(4,458)	(16,245)	(12,595)
Logistical services to external customers	14,062	10,801	26,080	23,979
Total sales revenue	$124,059	$63,801	$237,732	$175,921

Operating Income (Loss)
Wholesale	$5,359	$(7,381)	$10,156	$(4,668)
Retail	1,652	(9,170)	2,746	(10,419)
Logistical services	1,294	(1,842)	1,753	(1,007)
Inter-company elimination	74	2,369	(255)	2,280
Asset impairment charges	-	(12,184)	-	(12,184)
Goodwill impairment charge	-	(1,971)	-	(1,971)
Litigation expense	-	(1,050)	-	(1,050)
Consolidated	$8,379	$(31,229)	$14,400	$(29,019)